Exhibit 99.1
Enterprise Reports Results for Second Quarter 2022

Houston, Texas (Wednesday, August 3, 2022) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2022.

Enterprise reported record net income attributable to common unitholders of $1.4 billion, or $0.64 per unit on a fully diluted basis, for the second quarter of 2022, compared to $1.1 billion, or $0.50 per unit on a fully diluted basis, for the second quarter of 2021.

Distributable Cash Flow (“DCF”), excluding proceeds from asset sales, increased 30 percent to a record $2.0 billion for the second quarter of 2022 compared to $1.6 billion for the second quarter of 2021.  Distributions declared with respect to the second quarter of 2022 increased 5.6 percent to $0.475 per unit, or $1.90 per unit annualized, compared to distributions declared for the second quarter of 2021.  DCF provided 1.9 times coverage of the distribution declared with respect to the second quarter of 2022.  Enterprise retained $974 million of DCF for the second quarter of 2022 and $3.1 billion for the twelve months ended June 30, 2022.

Adjusted cash flow provided by operating activities (“Adjusted CFFO”) was $2.1 billion for the second quarter of 2022 compared to $1.7 billion for the second quarter of last year.  Enterprise’s payout ratio of distributions to common unitholders and partnership unit buybacks for the twelve months ended June 30, 2022, was 56 percent of Adjusted CFFO.  For the twelve months ended June 30, 2022, Adjusted Free Cash Flow (“Adjusted FCF”) was $2.7 billion.  After excluding $3.2 billion used for the acquisition of Navitas Midstream Partners, LLC (“Navitas Midstream”) in February 2022, the partnership’s payout ratio of Adjusted FCF for this period was 72 percent.

Second Quarter Highlights
	Three Months Ended June 30,
($ in millions, except per unit amounts)	2022	2021
Operating income	$1,764	$1,492
Net income (1)	$1,440	$1,146
Fully diluted earnings per common unit (1)	$0.64	$0.50
Total gross operating margin (2)	$2,362	$2,062
Adjusted EBITDA (2)	$2,418	$2,008
Adjusted CFFO (2)	$2,092	$1,694
Adjusted FCF (2)	$1,718	$1,086
DCF (2)	$2,018	$1,599

(1)
Net income and fully diluted earnings per common unit for the second quarters of 2022 and 2021 include non-cash, asset impairment charges of $5 million, or less than $0.01 per unit, and $18 million, or $0.01 per unit, respectively.

(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, Adjusted FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to common unitholders included non-cash, mark-to-market (“MTM”) losses on financial instruments used in our commodity hedging activities of $52 million for the second quarter of 2022, compared to non-cash, MTM gains of $23 million for the second quarter of 2021.

•
Capital investments were $383 million in the second quarter of 2022, which included $301 million of growth capital expenditures and $82 million for sustaining capital expenditures.  Capital investments were $3.9 billion for the first six months of 2022, which included $3.2 billion for the acquisition of Navitas Midstream, $576 million of growth capital expenditures and $157 million for sustaining capital expenditures.

•
During the second quarter of 2022, Enterprise purchased approximately 1.4 million of its common units on the open market for approximately $35 million.  For the twelve months ended June 30, 2022, the partnership purchased approximately 10.6 million common units on the open market for approximately $235 million.

Second Quarter Volume Highlights
	Three Months Ended June 30,
	2022	2021
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.6	6.5
Marine terminal volumes (million BPD)	1.7	1.6
Natural gas pipeline volumes (TBtus/d)	16.8	14.2
NGL fractionation volumes (million BPD)	1.3	1.2
Propylene plant production volumes (MBPD)	109	113
Fee-based natural gas processing volumes (Bcf/d)	5.1	4.2
Equity NGL-equivalent production volumes (MBPD)	195	198

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day, and “TBtus/d” means trillion British thermal units per day.

“Enterprise reported record results in the second quarter of 2022,” said A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “This performance was primarily driven by record results from our natural gas processing and octane enhancement businesses.  The acquisition of Navitas Midstream in February 2022, higher natural gas processing margins and record fee-based natural gas processing volumes led to a $252 million increase in gross operating margin from our natural gas processing business for the second quarter of 2022 compared to the same quarter of 2021.  Likewise, in our octane enhancement business, record sales volumes and higher average margins generated a $126 million increase in gross operating margin compared to the second quarter of last year.  This record performance more than offset a $50 million decrease in gross operating margin in our propylene business primarily due to lower average processing fees.”

  “Our pipelines, marine terminals, NGL fractionators and octane enhancement facility reported higher volumes for the second quarter of 2022 compared to both the second quarter of 2021 and sequentially to the first quarter of this year.  The partnership reported record natural gas pipeline volumes and octane enhancement sales volumes during the second quarter of 2022,” stated Teague.

“Enterprise generated a record $2.0 billion of DCF, excluding proceeds from asset sales, for the second quarter of 2022 that provided 1.9 times coverage of the increased cash distribution for the quarter and allowed us to repay $740 million of commercial paper that was issued to fund our acquisition of Navitas Midstream.  We have $5.5 billion of organic growth projects under construction.  These major projects remain on-time and on-budget.  The partnership completed the quarter with a strong balance sheet and $4.1 billion in consolidated liquidity,” said Teague.

Review of Second Quarter 2022 Results

Enterprise reported record total gross operating margin of $2.4 billion for the second quarter of 2022 compared to $2.1 billion for the second quarter of 2021.  Below is a review of each business segment’s performance for the second quarter of 2022.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased 21 percent to a record $1.3 billion for the second quarter of 2022, from $1.1 billion for the second quarter of 2021.

Enterprise’s natural gas processing and related NGL marketing business reported record gross operating margin of $587 million for the second quarter of 2022, a 105 percent increase over gross operating margin of $286 million for the second quarter of 2021.  Gross operating margin for the second quarters of 2022 and 2021 included non-cash, MTM losses of $11 million and non-cash, MTM gains of $15 million from hedging activities, respectively.

Enterprise had a full quarter of operations from its five Midland Basin natural gas processing facilities, including the Leiker gas plant which began operations in March 2022.  These facilities contributed $139 million of gross operating margin in the second quarter of 2022 on 910 MMcf/d of natural gas processing volumes and 55 MBPD of equity NGL-equivalent production volumes.

The partnership’s Delaware Basin processing plants reported $94 million of gross operating margin in the second quarter of 2022 compared to $17 million for the second quarter of 2021.  The results in the second quarter of 2022 include $86 million of condensate sales which, prior to the third quarter of 2021, were included in our Natural Gas Pipelines and Services segment.  This was done in order to align these revenues with their associated costs.  The Delaware Basin processing plants also benefited from higher natural gas processing volumes.

Gross operating margin for the second quarter of 2022 for Enterprise’s Rocky Mountain natural gas processing plants increased a combined $27 million to $35 million, compared to the second quarter of last year, primarily due to higher average processing margins, including the impact of hedging activities.

In general, higher NGL prices contributed to an increase in average processing margins for Enterprise’s natural gas processing business.  The weighted-average indicative NGL price for the second quarter of 2022 increased 66 percent to $1.06 per gallon compared to the second quarter of 2021.  Total fee-based natural gas processing volumes were a record 5.1 Bcf/d in the second quarter of 2022 compared to 4.2 Bcf/d in the second quarter of 2021.  Equity NGL-equivalent production volumes were 195 MBPD for the second quarter of 2022 compared to 198 MBPD for the same quarter last year.

Gross operating margin from NGL marketing activities for the second quarter of 2022 increased a net $49 million versus the same quarter in 2021, primarily due to higher sales volumes and average sales margins, which accounted for a $74 million increase, partially offset by a $26 million decrease in non-cash, MTM earnings.

Gross operating margin from the partnership’s NGL pipelines and storage business was $539 million for the second quarter of 2022 compared to $555 million for the second quarter of 2021.  NGL pipeline transportation volumes increased to 3.7 million BPD this quarter from 3.4 million BPD in the second quarter of last year.

A number of Enterprise’s NGL pipelines, including the Mid-America (“MAPL”) and Seminole NGL Pipeline Systems, Shin Oak NGL Pipeline and Chaparral NGL pipeline, serve the Permian Basin and Rocky Mountain regions.  On a combined basis, these pipelines reported a net $35 million decrease in gross operating margin for the second quarter of 2022 compared to the second quarter of 2021, primarily attributable to lower average transportation and deficiency fees, including the impacts of certain contracts associated with the Rocky Mountain pipeline segment of the MAPL system that terminated in September 2021.  Partially offsetting the impact of the lower fees was a 114 MBPD, net to our interest, increase in aggregate transportation volumes on these pipelines this quarter compared to the second quarter of 2021.

Gross operating margin from the partnership’s Eastern ethane pipelines, which includes ATEX and Aegis pipelines, increased a combined $27 million for the second quarter of this year compared to the second quarter of 2021, primarily due to higher transportation volumes of 34 MBPD on the ATEX Pipeline.

The Enterprise Hydrocarbons Terminal (“EHT”) and related Channel pipeline had a combined $22 million decrease in gross operating margin for the second quarter of this year compared to the second quarter of 2021, primarily due to lower average loading and transportation fees, partially offset by a 73 MBPD increase in export volumes.  The partnership’s Morgan’s Point Ethane Export Terminal reported a $15 million increase in gross operating margin, primarily attributable to higher average loading fees.  In total, the partnership’s NGL marine terminal volumes increased 12 percent to 747 MBPD this quarter from 665 MBPD reported for the same quarter in 2021.

Enterprise’s NGL fractionation business reported gross operating margin of $201 million for the second quarter of 2022 compared to $257 million for the second quarter of 2021.  Total NGL fractionation volumes were 1.3 million BPD for the second quarter of this year compared to 1.2 million BPD for the same quarter last year.

Gross operating margin from the partnership’s Chambers County NGL fractionation complex decreased a net $84 million this quarter compared to the second quarter of 2021.  This decrease was primarily due to $58 million of margins we earned in the second quarter of 2021 from optimizing our power supply arrangements and $40 million payments received for voluntarily reducing power consumption under the Texas Load Resource Demand Response Program (“LaaR”) during the winter storms that impacted Texas in February 2021.  NGL fractionation volumes from the Chambers County NGL fractionation complex increased 48 MBPD, net to our interest, this quarter compared to the second quarter of last year.

Enterprise’s Norco fractionator in Louisiana reported a $14 million increase in gross operating margin for the second quarter of 2022 compared to the second quarter of last year primarily due to higher fractionation volumes of 31 MBPD and higher ancillary service revenue.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $407 million for the second quarter of 2022 compared to $419 million for the second quarter of 2021.  Gross operating margin for the second quarters of 2022 and 2021 included non-cash, MTM losses related to hedging activities of $38 million and $10 million, respectively.  Total crude oil pipeline transportation volumes increased to 2.2 million BPD in the second quarter of 2022 from 2.0 million BPD for the second quarter of 2021.  Total crude oil marine terminal volumes were 777 MBPD this quarter compared to 770 MBPD for the same quarter last year.

Gross operating margin for the second quarter of 2022 for Enterprise’s equity investment in the Seaway Pipeline decreased a net $25 million compared to the second quarter of last year, primarily due to lower average transportation fees and our share of payments received during the second quarter of 2021 associated with the LaaR program in connection with the winter storms in February 2021, partially offset by higher ancillary service and other revenues.  Transportation volumes on the Seaway Pipeline increased 71 MBPD, net to our interest, this quarter compared to the second quarter of last year.

Gross operating margin from Enterprise’s crude oil marketing activities decreased $22 million this quarter compared to the second quarter last year, primarily due to higher non-cash, MTM losses during the second quarter of 2022.

The partnership’s West Texas Pipeline System had a $20 million increase in gross operating margin for the second quarter of 2022 compared to the second quarter of 2021, primarily due to higher ancillary service and other revenues.  Transportation volumes on the West Texas Pipeline System increased by 82 MBPD for the second quarter of 2022 compared to the same quarter of last year.  Gross operating margin from Enterprise’s EFS Midstream system increased $16 million for the second quarter of 2022, compared to the same quarter last year, primarily due to higher average transportation fees.

Gross operating margin from the partnership’s Midland terminal increased $10 million for the second quarter of 2022, compared to the same quarter last year, primarily due to higher ancillary service and other revenues.

Natural Gas Pipelines & Services – Gross operating margin from Enterprise’s Natural Gas Pipelines & Services segment increased 13 percent to $229 million for the second quarter of 2022 from $202 million for the second quarter of 2021.  Total natural gas transportation volumes increased 19 percent to a record 16.8 TBtus/d for the second quarter of 2022 from 14.2 TBtus/d for the second quarter of 2021.

The partnership’s Midland Basin Gathering System, which was part of the acquisition of Navitas Midstream, generated $17 million of gross operating margin this quarter on 1.2 TBtus/d of natural gas gathering volumes.

On a combined basis, gross operating margin from the partnership’s Jonah Gathering System, Piceance Basin Gathering System, and San Juan Gathering System in the Rocky Mountains increased a net $17 million for the second quarter of 2022 compared to the second quarter of 2021, primarily due to higher average gathering fees and higher condensate sales, partially offset by lower aggregate gathering volumes of 165 BBtus/d.

Gross operating margin for the second quarter of 2022 from Enterprise’s Texas Intrastate System increased $12 million compared to the same quarter in 2021, primarily due to higher average transportation fees and capacity reservation revenues.  Transportation volumes on the Texas Intrastate System increased 245 BBtus/d for the second quarter of 2022 compared to the second quarter of 2021.

Gross operating margin for the second quarter of 2022 from the Acadian Gas System and Haynesville Gathering System increased a combined $7 million, compared to the second quarter of 2021, primarily due to higher transportation volumes.  On a combined basis, transportation volumes increased 870 BBtus/d from the second quarter of last year, primarily due to the Gillis Lateral pipeline, which was placed into service in December 2021.

Enterprise’s Delaware Basin Gathering System reported a $31 million decrease in gross operating margin for the second quarter of 2022 compared to the second quarter of 2021, primarily due to condensate sales for the second quarter of 2022 being included in our Delaware Basin natural gas processing plant results.  Natural gas gathering volumes increased 196 BBtus/d this quarter compared to the second quarter of 2021.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 29 percent, or $95 million to $421 million for the second quarter of 2022 compared to $326 million for the second quarter of 2021.  Total segment pipeline transportation volumes were 751 MBPD this quarter compared to 977 MBPD for the same quarter last year.

Gross operating margin from the partnership’s octane enhancement business and related operations increased $126 million to a record $144 million for the second quarter of 2022 primarily due to higher sales volumes and higher average sales margins.  The increase in sales volumes was primarily due to the octane enhancement facility being down in the second quarter of 2021 for planned maintenance activities that were completed at the beginning of May 2021.

Enterprise’s butane isomerization and related operations businesses had a net $14 million increase in gross operating margin for the second quarter of 2022 compared to the same quarter in 2021, primarily due to higher by-product sales volumes and average prices, and higher isomerization volumes.  These increases in gross operating margin were partially offset by higher utility and other operating costs this quarter.

 The partnership’s ethylene exports and related activities generated a $13 million increase in gross operating margin for the second quarter of 2022, compared to the second quarter of 2021, primarily due to a 10 MBPD, net to our interest, increase in export volumes.

Gross operating margin from the partnership’s propylene production and related activities decreased $50 million for the second quarter of 2022 compared to the second quarter of 2021, primarily due to lower average processing fees and higher utility and other operating costs at our Chambers County propylene production facilities.  Total propylene and associated by-product production volumes were 109 MBPD for the second quarter of 2022 compared to 113 MBPD for the second quarter of 2021.

Capitalization

Total debt principal outstanding at June 30, 2022 was $29.1 billion, including $2.6 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content.  The average maturity of our consolidated debt obligations was approximately 21 years and is comprised of approximately 97 percent fixed rate debt.  At June 30, 2022, Enterprise had consolidated liquidity of approximately $4.1 billion, comprised of unrestricted cash on hand and available borrowing capacity under its revolving credit facilities.

Capital Investments

Total capital investments in the second quarter of 2022 were $383 million, which includes $82 million of sustaining capital expenditures.  For the first six months of 2022, Enterprise’s capital investments were $3.9 billion, which includes $3.2 billion for the acquisition of Navitas Midstream, $576 million for organic growth capital projects and $157 million of sustaining capital expenditures.

Our current expectation for growth capital investments associated with sanctioned projects for 2022 is approximately $1.6 billion.  We currently expect sustaining capital expenditures to be approximately $350 million for 2022.

Conference Call to Discuss Second Quarter 2022 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2022 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage, and marine terminals and related services; and a marine transportation business that operates on key United States inland and intracoastal waterway systems.  The partnership’s assets include more than 50,000 miles of pipelines; over 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2022	2021	2022	2021	2022
Revenues	$16,060	$9,450	$29,068	$18,605	$51,270
Costs and expenses:
Operating costs and expenses	14,341	8,067	25,738	15,620	45,196
General and administrative costs	62	52	124	108	225
Total costs and expenses	14,403	8,119	25,862	15,728	45,421
Equity in income of unconsolidated affiliates	107	161	224	310	497
Operating income	1,764	1,492	3,430	3,187	6,346
Other income (expense):
Interest expense	(309)	(316)	(628)	(639)	(1,272)
Other, net	2	1	5	2	8
Total other expense, net	(307)	(315)	(623)	(637)	(1,264)
Income before income taxes	1,457	1,177	2,807	2,550	5,082
Provision for income taxes	(17)	(31)	(36)	(41)	(65)
Net income	1,440	1,146	2,771	2,509	5,017
Net income attributable to noncontrolling interests	(28)	(33)	(62)	(54)	(125)
Net income attributable to preferred units	(1)	(1)	(2)	(2)	(4)
Net income attributable to common unitholders	$1,411	$1,112	$2,707	$2,453	$4,888
Per common unit data (fully diluted):
Earnings per common unit	$0.64	$0.50	$1.23	$1.11	$2.22
Average common units outstanding (in millions)	2,201	2,205	2,200	2,204	2,201

Supplemental financial data:
Net cash flow provided by operating activities	$2,119	$1,994	$4,264	$4,017	$8,760
Cash flows used in investing activities	$336	$572	$3,868	$1,229	$4,774
Cash flows used in financing activities	$1,839	$1,145	$2,964	$3,335	$4,200
Total debt principal outstanding at end of period	$29,061	$28,821	$29,061	$28,821	$29,061

Non-GAAP Distributable Cash Flow (1)	$2,018	$1,599	$3,855	$3,336	$7,127
Non-GAAP Adjusted EBITDA (2)	$2,418	$2,008	$4,675	$4,254	$8,802
Non-GAAP Adjusted Cash flow from operations (3)	$2,092	$1,694	$4,046	$3,618	$7,575
Non-GAAP Free Cash Flow (4)	$1,745	$1,386	$318	$2,735	$3,879
Non-GAAP Adjusted Free Cash Flow (4)	$1,718	$1,086	$100	$2,336	$2,694
Gross operating margin by segment:
NGL Pipelines & Services	$1,327	$1,098	$2,552	$2,184	$4,684
Crude Oil Pipelines & Services	407	419	822	819	1,683
Natural Gas Pipelines & Services	229	202	449	737	867
Petrochemical & Refined Products Services	421	326	825	608	1,574
Total segment gross operating margin (5)	2,384	2,045	4,648	4,348	8,808
Net adjustment for shipper make-up rights (6)	(22)	17	(28)	37	(12)
Non-GAAP total gross operating margin (7)	$2,362	$2,062	$4,620	$4,385	$8,796

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2022	2021	2022	2021	2022
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,683	3,435	3,626	3,383	3,552
NGL marine terminal volumes (MBPD)	747	665	696	659	677
NGL fractionation volumes (MBPD)	1,336	1,245	1,327	1,216	1,307
Equity NGL-equivalent production volumes (MBPD) (2)	195	198	189	180	198
Fee-based natural gas processing volumes (MMcf/d) (3,4)	5,133	4,187	5,025	4,102	4,963
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,197	2,041	2,197	1,988	2,193
Crude oil marine terminal volumes (MBPD)	777	770	786	671	702
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	16,803	14,161	16,629	13,934	16,191
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	109	113	107	99	103
Butane isomerization volumes (MBPD)	115	84	103	74	100
Standalone DIB processing volumes (MBPD)	162	173	156	156	154
Octane enhancement and related plant sales volumes (MBPD) (6)	42	31	38	30	36
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	751	977	749	859	754
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	225	198	217	233	226
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,631	6,453	6,572	6,230	6,499
Natural gas pipeline transportation volumes (BBtus/d)	16,803	14,161	16,629	13,934	16,191
Equivalent pipeline transportation volumes (MBPD) (8)	11,053	10,180	10,948	9,897	10,760
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,749	1,633	1,699	1,563	1,605

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Chambers County complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2021 by quarter:
First Quarter	$2.71	$0.24	$0.89	$0.94	$0.93	$1.33	$0.73	$0.44
Second Quarter	$2.83	$0.26	$0.87	$0.97	$0.98	$1.46	$0.67	$0.27
Third Quarter	$4.02	$0.35	$1.16	$1.34	$1.34	$1.62	$0.82	$0.36
Fourth Quarter	$5.84	$0.39	$1.24	$1.46	$1.46	$1.82	$0.66	$0.33
2021 Averages	$3.85	$0.31	$1.04	$1.18	$1.18	$1.56	$0.72	$0.35

2022 by quarter:
First Quarter	$4.96	$0.40	$1.30	$1.59	$1.60	$2.21	$0.63	$0.39
Second Quarter	$7.17	$0.59	$1.24	$1.50	$1.68	$2.17	$0.61	$0.40
2022 Averages	$6.07	$0.50	$1.27	$1.55	$1.64	$2.19	$0.62	$0.40

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service by IHS Markit (“IHS”).

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2021 by quarter:
First Quarter	$57.84	$59.00	$59.51	$59.99
Second Quarter	$66.07	$66.41	$66.90	$67.95
Third Quarter	$70.56	$70.74	$71.17	$71.51
Fourth Quarter	$77.19	$77.82	$78.27	$78.41
2021 Averages	$67.92	$68.49	$68.96	$69.47

2022 by quarter:
First Quarter	$94.29	$96.43	$96.77	$96.77
Second Quarter	$108.41	$109.66	$109.96	$110.17
2022 Averages	$101.35	$103.05	$103.37	$103.47

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $1.06 per gallon during the second quarter of 2022 versus $0.64 per gallon during the second quarter of 2021.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$2,119	$1,994	$4,264	$4,017
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(336)	(572)	(3,868)	(1,229)
Cash contributions from noncontrolling interests	2	5	4	18
Cash distributions paid to noncontrolling interests	(40)	(41)	(82)	(71)
FCF (non-GAAP)	$1,745	$1,386	$318	$2,735
Net effect of changes in operating accounts, as applicable	(27)	(300)	(218)	(399)
Adjusted FCF (non-GAAP)	$1,718	$1,086	$100	$2,336

	For the Twelve Months Ended June 30,
	2022	2021
Net cash flow provided by operating activities (GAAP)	$8,760	$6,714
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(4,774)	(2,419)
Cash contributions from noncontrolling interests	58	29
Cash distributions paid to noncontrolling interests	(165)	(140)
FCF (non-GAAP)	$3,879	$4,184
Net effect of changes in operating accounts, as applicable	(1,185)	280
Adjusted FCF (non-GAAP)	$2,694	$4,464

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2022	2021	2022	2021	2022	2021
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$2,119	$1,994	$4,264	$4,017	$8,760	$6,714
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(27)	(300)	(218)	(399)	(1,185)	280
Adjusted CFFO (non-GAAP)	$2,092	$1,694	$4,046	$3,618	$7,575	$6,994

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows.  We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021	2022
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,411	$1,112	$2,707	$2,453	$4,888
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	566	534	1,117	1,059	2,198
Cash distributions received from unconsolidated affiliates	159	168	279	299	570
Equity in income of unconsolidated affiliates	(107)	(161)	(224)	(310)	(497)
Asset impairment charges	5	18	19	84	168
Change in fair market value of derivative instruments	52	(23)	94	(39)	106
Deferred income tax expense	7	19	16	24	32
Sustaining capital expenditures (1)	(82)	(117)	(157)	(261)	(326)
Other, net (2)	4	5	(10)	(98)	(40)
Operational DCF	2,015	1,555	3,841	3,211	7,099
Proceeds from asset sales	3	44	14	50	28
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	–	75	–
DCF (non-GAAP)	$2,018	$1,599	$3,855	$3,336	$7,127
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	27	300	218	399	1,185
Sustaining capital expenditures	82	117	157	261	326
Other, net	(8)	(22)	34	21	122
Net cash flow provided by operating activities (GAAP)	$2,119	$1,994	$4,264	$4,017	$8,760

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

(2)	The first six months of 2021 include $100 million of accounts receivable that we do not expect to collect in the normal billing cycle.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021	2022
Net income (GAAP)	$1,440	$1,146	$2,771	$2,509	$5,017
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	543	513	1,070	1,020	2,105
Interest expense, including related amortization	309	316	628	639	1,272
Cash distributions received from unconsolidated affiliates	159	168	279	299	570
Equity in income of unconsolidated affiliates	(107)	(161)	(224)	(310)	(497)
Asset impairment charges	5	18	19	84	168
Provision for income taxes	17	31	36	41	65
Change in fair market value of commodity derivative instruments	52	(23)	94	(39)	106
Other, net	–	–	2	11	(4)
Adjusted EBITDA (non-GAAP)	2,418	2,008	4,675	4,254	8,802
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(309)	(316)	(628)	(639)	(1,272)
Deferred income tax expense	7	19	16	24	32
Provision for income taxes	(17)	(31)	(36)	(41)	(65)
Net effect of changes in operating accounts, as applicable	27	300	218	399	1,185
Other, net	(7)	14	19	20	78
Net cash flow provided by operating activities (GAAP)	$2,119	$1,994	$4,264	$4,017	$8,760

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021	2022
Total gross operating margin (non-GAAP)	$2,362	$2,062	$4,620	$4,385	$8,796
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(531)	(500)	(1,045)	(995)	(2,061)
Asset impairment charges in operating costs and expenses	(5)	(18)	(19)	(84)	(168)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	–	–	(2)	(11)	4
General and administrative costs	(62)	(52)	(124)	(108)	(225)
Total operating income (GAAP)	$1,764	$1,492	$3,430	$3,187	$6,346

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021	2022
Capital investments:
Capital expenditures	$382	$622	$731	$1,301	$1,653
Cash used for business combinations, net of cash received	–	–	3,204	–	3,204
Investments in unconsolidated affiliates	–	–	–	1	1
Other investing activities	1	12	2	14	8
Total capital investments	$383	$634	$3,937	$1,316	$4,866

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2022	2021	2022	2021	2022
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(11)	$15	$(30)	$52	$(42)
Crude Oil Pipelines & Services	(38)	(10)	(69)	(11)	(61)
Natural Gas Pipelines & Services	1	1	(1)	(1)	(2)
Petrochemical & Refined Products Services	(4)	17	6	(1)	(1)
Total mark-to-market impact on gross operating margin	$(52)	$23	$(94)	$39	$(106)